Exhibit 5.1

June 21, 2005

Dillard’s, Inc.

1600 Cantrell Road

Little Rock, Arkansas 72201

Re:          REGISTRATION ON FORM S-8 OF SHARES OF DILLIARD’S, INC. CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE, OFFERED PURSUANT TO THE DILLARD’S, INC. STOCK BONUS PLAN, THE DILLARD’S, INC. STOCK PURCHASE PLAN AND THE DILLARD’S INC. 2005 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

Ladies and Gentlemen:

We are acting as counsel to Dillard’s, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of up to 600,000 shares of Company Class A Common Stock to be issued under the Dillard’s, Inc. Stock Bonus Plan, to 1,000,000 shares of Company Class A Common Stock to be issued under the Dillard’s, Inc. Stock Purchase Plan and 200,000 shares of Company Class A Common Stock to be issued under the Dillard’s Inc. 2005 Non-Employee Director Restricted Stock Plan (collectively, the “Plans”). Such shares of Company Class A Common Stock are referred to herein as the “Shares.”

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares to be offered and sold, when issued and delivered in accordance with the terms and provisions of the Plans, against receipt of the consideration provided for therein, will be validly issued, fully paid, and nonassessable.

In rendering this opinion, we have (i) assumed and have not independently verified (a) the due authorization, execution and delivery of the Plans, (b) that all signatures on all certificates and other documents examined by us are genuine, and that, where any such signature purports to have been made in a corporate, governmental or other capacity, the person who affixed such signature to such certificate or other document had authority to do so, and (c) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies and (ii) as to certain factual matters, relied upon certificates of public officials and of the Company and its officers and have not independently checked or verified the accuracy of the factual statements contained therein. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws and the federal laws of the United States of America and reported judicial decisions interpreting such laws, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Kutak Rock LLP